EXHIBIT 99.1
CONSECO ANNOUNCES THAT PAULSON
AGREES TO BUY COMMON STOCK AND WARRANTS
     Carmel, Ind., October 13, 2009 — Conseco, Inc. (NYSE: CNO) announced today that, as part of a series of transactions intended to enhance its capital position, it entered into a stock and warrant purchase agreement with Paulson & Co. Inc., on behalf of the several investment funds and accounts managed by it (collectively, “Paulson”), to sell to Paulson 16.4 million shares of common stock and warrants to purchase 5.0 million shares of common stock for an aggregate purchase price of $77.9 million. In addition, Conseco announced its intention to privately offer, subject to certain conditions, up to $293.0 million aggregate principal amount of convertible senior debentures to fund a substantial portion of the purchase price of its existing convertible debentures that are tendered in a cash tender offer for its existing convertible debentures that Conseco intends to commence in the near future.
     Upon closing the private sale of common stock, Paulson will own approximately 9.9% of Conseco’s outstanding shares, including shares Paulson previously acquired in open market transactions. Conseco will grant certain registration rights to Paulson in connection with its acquisition of the common stock and warrants. Half of the net proceeds from the issuance of these shares will be used to repay indebtedness under Conseco’s credit agreement. The remaining net proceeds will be used:
•	to pay the portion of the purchase price of the existing convertible debentures that are tendered in the cash tender offer that Conseco intends to commence for such debentures (or any subsequent issuer tender offer that expires on or prior to October 5, 2010) that is not funded by the issuance of new convertible debentures;

•	to pay the portion of the repurchase price of the existing convertible debentures on September 30, 2010 that Conseco is required by the holders thereof to repurchase that is not funded by the issuance of new convertible debentures, if any;

•	to pay the portion of the redemption price of existing convertible debentures on October 5, 2010 that is not funded by the issuance of new convertible debentures, if any existing convertible debentures remain outstanding at that time and Conseco elects to redeem such existing convertible debentures; and

•	for general corporate purposes.
     The warrants that Paulson will receive will have an exercise price of $6.50 per share of common stock, subject to customary anti-dilution adjustments. Prior to June 30, 2013, the warrants will not be exercisable, except under limited circumstances. Commencing on June 30, 2013, the warrants will be exercisable for shares of Conseco’s common stock at the option of the holder at any time. The warrants expire on December 30, 2016. The closing of the common stock and warrant sale is subject to satisfaction of certain conditions and is expected to occur on the earliest closing date for the new convertible debentures that Conseco intends to privately offer.
     The issuance of the 16.4 million shares of common stock and warrants to purchase 5.0 million shares of common stock to Paulson together with the issuance of new convertible debentures that Conseco intends to offer, which will be convertible into shares of common stock, will exceed the 20% threshold set forth in Section 312.03 of the New York Stock Exchange (the “NYSE”) Listed Company Manual. While the rules of the NYSE generally require stockholder approval prior to the issuance of securities in excess of the 20% threshold, the NYSE’s Shareholder Approval Policy provides an exception in cases where the delay involved in securing stockholder approval for the issuance would seriously jeopardize the financial viability of the listed company. In accordance with the NYSE rule providing that exception, the Audit Committee of Conseco’s Board of Directors has expressly approved Conseco’s intended use of the exception. The NYSE has approved Conseco’s reliance on the exception in connection with Conseco’s private sale of common stock and warrants to Paulson and the new convertible debentures that Conseco intends to privately offer and, in accordance with such exception, Conseco will not consummate the transactions until at least 10 days after the mailing of a letter to stockholders describing the transactions.
     This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. The common stock and warrants being sold to Paulson have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     Details of the intended tender offer for Conseco’s existing convertible debentures will be provided in an offer to purchase and related documents, which will be filed with the Securities and Exchange Commission as exhibits to a Schedule TO. Holders of the existing convertible debentures are advised to read the Schedule TO and the exhibits thereto because they will contain important information. Holders of the existing convertible debentures may obtain copies of the documents Conseco files with the Securities and Exchange Commission, including the Schedule TO and related exhibits, free from the Securities and Exchange Commission’s website, which may be accessed at www.sec.gov, and the investor relations section of Conseco’s website, which may be accessed at investor.conseco.com.

About Conseco
     Conseco, Inc.’s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, critical illness and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.
Cautionary Statement Regarding Forward-Looking Statements
     The statements, trend analyses and other information contained in this press release and elsewhere (such as in filings by Conseco with the SEC, presentations by Conseco or its management or oral statements) relative to markets for Conseco’s products and trends in the Conseco’s operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. Statements that contain these words should be considered carefully because they describe the Conseco’s expectations, plans, strategies and goals and the Conseco’s beliefs concerning future business conditions, the Conseco’s results of operations, financial position, and the Conseco’s business outlook or they state other “forward-looking”

information based on currently available information. The “Risk Factors” section of Conseco’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q provides examples of risks, uncertainties and events that could cause the Conseco’s actual results to differ materially from the expectations expressed in forward-looking statements.
     All written or oral forward-looking statements attributable to Conseco are expressly qualified in their entirety by the foregoing cautionary statement. The forward-looking statements speak only as of the date made. Conseco assumes no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.